Exhibit 3.46
CERTIFICATE OF FORMATION
OF
TXI LLC
     The undersigned, being a person authorized to form a limited liability company under the Delaware Limited Liability Company Act, hereby adopts the following Certificate of Formation for such limited liability company:
1.	The name of the limited liability company is TXI LLC.

2.	The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.	The purpose of the limited liability company is to engage in any lawful act or activity for which limited liability companies may be organized under the General Corporation Law of Delaware.

4.	The limited liability company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereinafter prescribed by statute and otherwise set forth in its Operating Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of TXI LLC as of June 17, 2005.

TXI LLC
/s/ RICHARD M. FOWLER
Richard M. Fowler
President